VIRGINIA MINES INC.

(the “Corporation”)

MANAGEMENT PROXY CIRCULAR

( Containing information as at May 14, 2009, unless indicated otherwise )

SOLICITATION OF PROXIES

This Information Circular is provided in connection with the solicitation of proxies by the management of the Corporation for use at the annual general meeting of the shareholders of the Corporation (the “Meeting”), at the time and place and for the purposes set out in the accompanying notice of meeting and at any adjournment thereof. The solicitation will be made by mail and may also be supplemented by telephone or other personal contact to be made without special compensation by directors, officers and employees of the Corporation. The Corporation will bear the cost of this solicitation. The Corporation will not reimburse shareholders, nominees or agents for the cost incurred in obtaining from their principals authorization to execute forms of proxy.

APPOINTMENT OF PROXYHOLDER AND RIGHT OF REVOCATION OF PROXIES

Registered Shareholders

Registered shareholders may vote their common shares by attending the Meeting in person or by completing the enclosed proxy. Registered shareholders should deliver their completed proxies to CIBC Mellon Trust Company, 2001 University Street, 16 th Floor, Montréal, Québec, H3A 2A6 (by mail, telephone or internet according to the instructions on the proxy), not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting, otherwise the shareholder will not be entitled to vote at the Meeting by proxy.

The persons named in the proxy are directors and/or officers of the Corporation and are proxyholders nominated by management. A shareholder has the right to appoint a person other than the nominees of management named in the enclosed instrument of proxy to represent the shareholder at the Meeting. To exercise this right, a shareholder must insert the name of such nominee in the blank space provided. A person appointed as a proxyholder need not be a shareholder of the Corporation.

A registered shareholder may revoke a proxy by:

  signing a proxy with a later date and delivering it at the place and within the time noted above;
  signing and dating a written notice of revocation (in the same manner as the proxy is required to be executed, as set out in the notes to the proxy) and delivering it to the registered office of the Corporation, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof at which the proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof;
  attending the Meeting or any adjournment thereof and registering with the scrutineer as a shareholder present in person, whereupon such proxy shall be deemed to have been revoked; or
  in any other manner provided by law.

Beneficial Shareholders

The information set forth in this section is of significant importance to many shareholders, as many shareholders do not hold their shares in the Corporation in their own name. Shareholders holding their shares through banks, trust companies, securities dealers or brokers, trustees or administrators of self‑administered RRSP’s, RRIF’s, RESP’s and similar plans or other persons (any one of which is herein referred to as an “Intermediary”) or otherwise not in their own name (such shareholders herein referred to as “Beneficial Shareholders”) should note that only proxies deposited by shareholders appearing on the records maintained by the Corporation’s transfer agent as registered shareholders will be recognized and allowed to vote at the Meeting. If a shareholder’s shares are listed in an account statement provided to the shareholder by a broker, in all likelihood those shares are not registered in the shareholder’s name and that shareholder is a Beneficial Shareholder. Such shares are most likely registered in the name of the shareholder’s broker or an agent of that broker. In Canada the vast majority of such shares are registered under the name of CDS & Co., the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms. Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the Meeting at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate party well in advance of the Meeting.

Regulatory policies require Intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders meetings. Beneficial Shareholders have the option of not objecting to their Intermediary disclosing certain ownership information about themselves to the Corporation (such Beneficial Shareholders are designated as non-objecting beneficial owners, or “NOBOs”) or objecting to their Intermediary disclosing ownership information about themselves to the Corporation (such Beneficial Shareholders are designated as objecting beneficial owners, or “OBOs”).

In accordance with the requirements of National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer, the Corporation has elected to send the notice of meeting, this Information Circular and a request for voting instructions (a “VIF”), instead of a proxy (the notice of Meeting, Information Circular and VIF or proxy are collectively referred to as the “Meeting Materials”) directly to the NOBOs and indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to OBOs.

Meeting Materials sent to Beneficial Shareholders are accompanied by a VIF, instead of a proxy. By returning the VIF in accordance with the instructions noted on it, a Beneficial Shareholder is able to instruct the Intermediary (or other registered shareholder) how to vote the Beneficial Shareholder’s shares on the Beneficial Shareholder’s behalf. For this to occur, it is important that the VIF be completed and returned in accordance with the specific instructions noted on the VIF.

The majority of Intermediaries now delegate responsibility for obtaining instructions from Beneficial Shareholders to Broadridge Investor Communication Solutions (“Broadridge”) in Canada. Broadridge typically prepares a machine-readable VIF, mails these VIFs to Beneficial Shareholders and asks Beneficial Shareholders to return the VIFs to Broadridge, usually by way of mail, the Internet or telephone. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting by proxies for which Broadridge has solicited voting instructions. A Beneficial Shareholder who receives a Broadridge VIF cannot use that form to vote shares directly at the Meeting. The VIF must be returned to Broadridge (or instructions respecting the voting of shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the shares voted. If you have any questions respecting the voting of shares held through an Intermediary, please contact that Intermediary for assistance.

In either case, the purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the shares, which they beneficially own. A Beneficial Shareholder receiving a VIF cannot use that form to vote common shares directly at the Meeting - Beneficial Shareholders should carefully follow the instructions set out in the VIF including those regarding when and where the VIF is to be delivered. Should a Beneficial Shareholder who receives a VIF wish to attend the Meeting or have someone else attend on their behalf, the Beneficial Shareholder may request a legal proxy as set forth in the VIF, which will grant the Beneficial Shareholder or their nominee the right to attend and vote at the Meeting.

Only registered shareholders have the right to revoke a proxy. A Beneficial Shareholder who wishes to change a vote must, at least seven days before the Meeting, arrange for its Intermediary to revoke the VIF.

All references to “shareholders” in this Information Circular and the accompanying instrument of proxy and notice of Meeting are to registered shareholders unless specifically stated otherwise.

The Meeting Materials are being sent to both registered and non-registered owners of the Corporation’s shares. If you are a Beneficial Shareholder and the Corporation or its agent has sent the Meeting Materials directly to you, your name and address and information about your holdings of the Corporation’s securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send the Meeting Materials to you directly, the Corporation (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering the Meeting Materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the VIF.

EXERCISES OF DISCRETION BY PROXIES

If a shareholder specifies a choice with respect to any matter to be acted upon, the shares represented by proxy will be voted or withheld from voting by the proxy holder in accordance with those instructions on any ballot that may be called for. In the enclosed form of proxy, in the absence of any instructions in the proxy, it is intended that such shares will be voted by the proxyholder, if a nominee of management, in favour of the motions proposed to be made at the meeting as stated under the headings in the notice of meeting accompanying this Information Circular. If any amendments or variations to such matters, or any other matters, are properly brought before the Meeting, the proxyholder, if a nominee of management, will exercise discretion and vote on such matters in accordance with his/her/its best judgment.

The instrument of proxy enclosed, in the absence of any instructions in the proxy, also confers discretionary authority on any proxyholder other than the nominees of management named in the instrument of proxy with respect to the matters identified herein, amendments or variations to those matters, or any other matters which may properly be brought before the Meeting. To enable a proxyholder to exercise discretionary authority a shareholder must strike out the names of the nominees of management in the enclosed instrument of proxy and insert the name of the nominee in the space provided, and not specify a choice with respect to the matters to be acted upon. This will enable the proxyholder to exercise discretion and vote on such matters in accordance with his/her/its best judgment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of each of the following persons in any matter to be acted upon at the Meeting other than the election of directors or the appointment of auditors:

  each person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year;
  each proposed nominee for election as a director of the Corporation; and
  each associate or affiliate of any of the foregoing.

AUTHORIZED CAPITAL STOCK, VOTING SECURITIES, AND PRINCIPAL HOLDERS THEREOF

The authorized capital stock of the Corporation consists of an unlimited number of common shares. As of May 14, 2009, 29,201,776 common shares of the Corporation were issued and outstanding. Each common share of the Corporation confers upon its holder the right to one (1) vote at the Meeting.

The Board of Directors of the Corporation (the “Board”) fixed the close of business on May 15, 2009 as the record date (the “Record Date”) for determining which shareholders shall be entitled to receive Notice of the Meeting and to vote in person or by proxy at the Meeting or any adjournment thereof. Pursuant to the Canada Business Corporations Act, the Corporation is required to prepare, no later than ten (10) days after the Record Date, an alphabetical list of the shareholders entitled to vote as of the Record Date that shows the number of shares held by each shareholder. A shareholder whose name appears on the list referred to above is entitled to vote the shares shown opposite his or her name at the Meeting. The list of shareholders is available for inspection during usual business hours at the head office of the Corporation.

As at the date hereof, to the knowledge of management of the Corporation, no one owns 10% or more of the shares issued and outstanding of the Corporation.

AGENDA

ELECTION OF DIRECTORS

The By-laws of the Corporation provide that the members of the Board are elected annually. Each director holds office until the next annual meeting of shareholders or until his successor is elected or appointed.

The mandate of André Gaumond, André Lemire, Claude St-Jacques, Mario Jacob and Pierre Labbé will expire at the Meeting on June 17, 2009. Management does not contemplate that any of the nominees will be unable to serve on the Board but, if this should occur for any reason prior to the Meeting, the person named in the enclosed form of proxy reserves the right to vote for another nominee at his discretion unless the shareholder has indicated in the form of proxy his wish to abstain from exercising the voting rights attaching to his shares at the time of the election of the directors.

Set out below in tabular form, are the names of each person proposed to be nominated by the management of the Corporation for election as a director together with related information.

Name	Director Since	Last Position Held	Principal Occupation	Number of Common Shares Over which Control is Exercised
André Gaumond Lac Beauport, Québec	November 30, 2005	President, Chief Executive Officer and Director	President and Chief Executive Officer of the Corporation
  834,826 (3)

André Lemire (1) (2) Westmount, Québec	November 30, 2005	Chairman of the Board and Director	President of LemVest Inc.
  129,051

Claude St-Jacques (2) Québec, Québec	November 30, 2005	Director	Chairman of Société d'exploration minière Vior Inc.
     50,625 (4)

Mario Jacob (1) (2) Lévis, Québec	November 30, 2005	Director	President of Maximus Capital Inc.	Nil
Pierre Labbé (1) Lévis, Québec	April 22, 2009	Director	Vice-President and Chief Financial Officer of Medicago Inc.	Nil

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Including the common shares held by Mincor Québec Inc. (“Mincor”), a private company controlled by André Gaumond and 9163-9971 Québec Inc., a wholly-owned subsidiary of Mincor, and also includes the common shares held by his children and his spouse.
(4)	Including the common shares held by CSJ Inc., a private company controlled by Claude St-Jacques.

Each nominee has provided the information concerning the number of common shares over which he exercises control or direction.

To the knowledge of the Corporation, none of the foregoing nominees for election as a director:

  is, or within the last ten year has been, a director or executive officer of any Corporation that, while that person was acting in that capacity:
    was the subject of a cease trade or similar order, or an order that denied such Corporation access to any exemption under applicable securities legislation for a period of more than 30 consecutive days;
    was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in such Corporation becoming the subject of a cease trade or similar order, or an order that denied such Corporation access to any exemption under applicable securities legislation for a period of more than 30 consecutive days; or
    within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets; or
  has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

The persons designated in the accompanying proxy form will vote in favour of the appointment of André Gaumond, André Lemire, Claude St-Jacques, Mario Jacob and Pierre Labbé as directors of the Corporation, unless the shareholder specifies in the proxy form to withhold from voting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Interpretation

“Named Executive Officer” (“NEO”) means:

    a Chief Executive Officer (“CEO”);
    a Chief Financial Officer (“CFO”);
    each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and
    each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Corporation, nor acting in a similar capacity, at the end of that financial year.

The NEOs who are the subject of this Compensation Discussion and Analysis are André Gaumond, President and CEO, Paul Archer, Vice-President Exploration and Robin Villeneuve, Chief Financial Officer.

Compensation Program Objectives

The objectives of the Corporation’s executive compensation program are as follows:

  to attract, retain and motivate talented executives who create and sustain the Corporation’s continued success;
  to align the interests of the Corporation’s executives with the interests of the Corporation’s shareholders; and
  to provide total compensation to executives that is competitive with that paid by other companies of comparable size engaged in similar business in appropriate regions.

Overall, the executive compensation program aims to design executive compensation packages that meet executive compensation packages for executives with similar talents, qualifications and responsibilities at companies with similar financial, operating and industrial characteristics. The Corporation is a mining exploration company and will not be generating significant revenues from operations for a significant period of time. As a result, the use of traditional performance standards, such as corporate profitability, is not considered by the Corporation to be appropriate in the evaluation of the performance of the NEOs.

Purpose of the Compensation Program

The Corporation’s executive compensation program has been designed to reward executives for reinforcing the Corporation’s business objectives and values, for achieving the Corporation’s performance objectives and for their individual performances.

Elements of Compensation Program

The executive compensation program consists of a combination of base salary and stock options.

Purpose of Each Element of the Executive Compensation Program

The base salary of an NEO is intended to attract and retain executives by providing a reasonable amount of non-contingent remuneration.

The use of stock options encourages and rewards performance by aligning an increase in each NEO’s compensation with increases in the value of the shareholders’ investments.

Determination of the Amount of Each Element of the Executive Compensation Program

Compensation Committee

Compensation of the NEOs of the Corporation, other than the CEO, is reviewed annually by the CEO, who makes recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations of the CEO and makes its own recommendations to the Board, which approves the compensation of the NEOs based on the recommendations of the Compensation Committee. Compensation for the CEO is reviewed annually by the Compensation Committee, which then makes recommendations to the Board. The Board approves the base salary of each NEO based on the recommendations of the Compensation Committee.

During the most recently completed financial year, the members of the Compensation Committee were Mario Jacob, André Lemire and Claude St-Jacques.

Base Salary

The base salary review of each NEO takes into consideration the current competitive market conditions, experience, proven or expected performance, and the particular skills of the NEO. Base salary is not evaluated against a formal “peer group”. The Compensation Committee relies on the general experience of its members in setting base salary amounts.

Stock Options

The Corporation has established a formal plan under which stock options are granted to its directors, officers, employees and consultants. The Board, based on recommendations of the Compensation Committee where appropriate, determines which NEOs (and other persons) are entitled to participate in the Corporation’s stock option plan (the “Stock Option Plan”), determines the number of stock options granted to such individuals, and determines the date on which each stock option is granted and the corresponding exercise price.

The Board makes these determinations subject to the provisions of the existing Stock Option Plan and, where applicable, the policies of the Toronto Stock Exchange.

Previous grants of stock-option-based awards are taken into account when considering new grants.

Link to Overall Compensation Objectives

Each element of the executive compensation program has been designed to meet one or more objectives of the overall program.

The fixed base salary of each NEO, combined with the granting of stock options, has been designed to provide total compensation, which the Board believes is competitive with that paid by other companies of comparable size engaged in similar business in appropriate regions.

Summary Compensation Table

The following table presents information concerning all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, to NEOs by the Corporation for services in all capacities to the Corporation for the three (3) most recently completed financial years:

Name and Principal Position	Year	Salary		Bonus	Share- Based Awards	Stock- Option- Based Awards (6)	Non-Equity Incentive Plan Compensation		Pension Value	All other Compensation		Total Compensation
							Annual Incentive Plans	Long Term Incentive Plans
		($)		($)	($)	($)	($)	($)	($)	($)		($)
André Gaumond President and CEO	2009	260,740		-	-	78,929	-	-	-	-		339,669
	2008	214,192	(1)	-	-	114,358	-	-	-	371,477	(2)	700,027
	2007	188,016	(1)	118,000	-	953,465	-	-	-	247,575	(2)	1,507,056
Paul Archer Vice-President Exploration	2009	195,555		-	-	44,397	-	-	-	-		239,952
	2008	161,269	(1)	-	-	64,326	-	-	-	-		225,595
	2007	150,420	(1)	65,000	-	391,466	-	-	-	-		606,886
Robin Villeneuve CFO(4)	2009	109,558		-	-	352,101	-	-	-	-		461,659
	2008	-		-	-	-	-	-	-	-		-
	2007	-		-	-	-	-	-	-	-		-
Gaétan Mercier Former CFO (5)	2009	75,350		-	-	-	-	-	-	130,000		205,350
	2008	60,337	(1)	-	-	50,032	-	-	-	-		110,369
	2007	54,075	(3)	50,000	-	207,763	-	-	-	-		311,838
  These amounts denote funds received from the Corporation by Mincor Québec Inc. ("Mincor"), a management corporation wholly-owned by André Gaumond, and subsequently paid out to André Gaumond, Paul Archer and Gaétan Mercier for professional services rendered.
  Including the amounts received by Mincor as management fees. During the year ended February 29, 2008, an amount of $1,430,119, which must not be considered as a compensation ($1,263,848 in 2007) was paid to Mincor to cover the Corporation’s share in office rental, clerical, technical, exploration, office supplies, office and computer equipment, travel and representation.
  This amount represents the sums paid to Gaétan Mercier by Gestion St-Pierre Inc. during the two (2) first months of the year and thereafter by Mincor for the last ten (10) months of the year ended February 28, 2007 and thereafter charged by the Corporation. The services charged by Gestion St-Pierre Inc. and Mincor were shared between the Corporation and other companies. Each of such companies was responsible, on a prorata basis, for the salary of such NEO.
  Robin Villeneuve acts as Chief Financial Officer of the Corporation since June 16, 2008.
  Gaétan Mercier acted as Chief Financial Officer of the Corporation until June 15, 2008.
  The estimated grant date fair value of these stock options has been calculated using the Black-Scholes model.

Plan Awards - Outstanding Share-Based Awards and Stock-Option-Based Awards

The following table sets forth information in respect of all share-based awards and stock-option-based awards outstanding at the end of the most recently completed financial year to the NEOs of the Corporation:

	Stock-Option-Based Awards				Share-Based Awards
Name	Number of securities underlying unexercised stock options	Stock option exercise price	Stock option expiry date	Value of unexercised in- the-money stock options(1)	Number of shares or units of shares that have not vested	Market or payout value of share- based awards that have not vested
	(#)	($)		($)	(#)	($)
André Gaumond	167,500	4.44	April 6, 2016	-	-	-
	167,500	3.89	July 19, 2016	18,425	-	-
	18,000	4.27	January 16, 2017	-	-	-
	16,000	6.30	July 16, 2017	-	-	-
	16,000	7.06	January 14, 2018	-	-	-
	16,000	6.41	July 14, 2018	-	-	-
	16,000	3.21	January 15, 2019	12,640	-	-
Paul Archer	67,500	4.44	April 6, 2016	-	-	-
	67,500	3.89	July 19, 2016	7,425	-	-
	10,000	4.27	January 16, 2017	-	-	-
	9,000	6.30	July 16, 2017	-	-	-
	9,000	7.06	January 14, 2018	-	-	-
	9,000	5.41	July 14, 2018	-	-	-
	9,000	3.21	January 15, 2019	7,110	-	-
Gaétan Mercier (2)	35,000	4.44	September 28, 2009	-	-	-
	35,000	3.89	September 28, 2009	3,850	-	-
	7,000	4.27	September 28, 2009	-	-	-
	7,000	6.30	September 28, 2009	-	-	-
	7,000	7.06	September 28, 2009	-	-	-
Robin Villeneuve (3)	100,000(4)	6.10	June 16, 2018	-	-	-
	4,000	5.41	July 14, 2018	-	-	-
	7,000	3.21	January 15, 2019	5,530	-	-
  Based on the closing price of the common shares on the Toronto Stock Exchange on February 27, 2009.
  Gaétan Mercier acted as Chief Financial Officer of the Corporation until June 15, 2008.
  Robin Villeneuve acts as Chief Financial Officer of the Corporation since June 16, 2008.
  Such 100,000 stock options vest as follows: 25,000 on June 16, 2008, 25,000 on December 16, 2008, 25,000 on June 16, 2009 and 25,000 on December 16, 2009.

Plan Awards – Value Vested or Earned During the Most Recently Completed Financial Year

The following table presents information concerning value vested with respect to stock-option-based awards and share-based awards for each NEO during the most recently completed financial year:

Name	Stock-option-based awards - Value vested during the year (1)	Share-based awards - Value vested during the year	Non-equity incentive plan compensation – Value earned during the year
	($)	($)	($)
André Gaumond	-	-	-
Paul Archer	-	-	-
Gaétan Mercier (2)	-	-	-
Robin Villeneuve (3)	-	-	-
  Based on the closing price of the common shares on the Toronto Stock Exchange on February 27, 2009.
  Gaétan Mercier acted as Chief Financial Officer of the Corporation until June 15, 2008.
  Robin Villeneuve acts as Chief Financial Officer of the Corporation since June 16, 2008.

Pension Plan Benefits – Defined Benefits Plan

The Corporation does not have a Defined Benefits Pension Plan.

Termination Benefits

On December 31, 2007, the Corporation concluded an employment agreement with Mr. André Gaumond, its President and Chief Executive Officer. For the period commencing on January 1, 2008 and ending on December 31, 2008, Mr. Gaumond’s annual base salary was set at $260,000 and is thereafter subject to annual review. Should Mr. Gaumond’s contract be terminated by the Corporation without cause, Mr. Gaumond will be entitled to receive a severance payment equal to his base salary for the last twelve (12) months, at the condition that he accomplishes all acts required to facilitate his departure and the transfer of all current files to his successor, which will have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within a delay of three (3) months following such Change of control, to terminate Mr. Gaumond’s employment agreement and shall pay Mr. Gaumond a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

On December 31, 2007, the Corporation concluded an employment agreement with Mr. Paul Archer, its Vice-President Exploration. For the period commencing on January 1, 2008 and ending on December 31, 2008, Mr. Archer’s annual base salary was set at $195,000 and is thereafter subject to annual review. Should Mr. Archer’s contract be terminated by the Corporation without cause, Mr. Archer will be entitled to receive a severance payment equal to his base salary for the last twelve (12) months, at the condition that he accomplishes all acts required to facilitate his departure and the transfer of all current files to his successor, which will have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within a delay of three (3) months following such Change of control, to terminate Mr. Archer’s employment agreement and shall pay Mr. Archer a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

On May 12, 2008, the Corporation concluded an Employment Agreement with Mr. Robin Villeneuve, its Chief Financial Officer. For the period commencing on June 16, 2008 and ending on December 31, 2008, Mr. Villeneuve’s annual base salary was set at $150,000 and is subject to annual review. Should the Corporation terminate Mr. Villeneuve’s contract without cause, Mr. Villeneuve shall be entitled to receive a severance payment, by way of a lump sum, equal to (i) three (3) months base salary should the termination occur within the first six (6) months following the signature of the employment agreement, (ii) six (6) months base salary should the termination occur after the period of six (6) months following the signature of the employment agreement, (iii) nine (9) months base salary if the termination occurs twelve (12) months following the signature of the employment agreement, and (iv) twelve (12) months base salary should the termination occur after the first eighteen (18) months following the signature of the employment agreement, at the condition that Mr. Villeneuve accomplishes all acts necessary to facilitate his departure and the transfer of all current files to his successor, which shall have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within a delay of three (3) months following such Change of control, to terminate Mr. Villeneuve’s employment agreement and shall pay Mr. Villeneuve a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

For the purposes of this section, the terms “Change of control” and “Control” shall have the following meaning:

“Change of control” means:

  The acquisition of a certain percentage of the shares of the Corporation representing the control of the Corporation;
  The amalgamation, arrangement, reorganization or any other transaction where the Corporation is not the surviving entity or following which the Corporation’s shares will be converted into cash, securities or other property, at the exception of:

  an amalgamation pursuant to which the shareholders of the Corporation, immediately before the amalgamation, hold the same proportion of shares of the amalgamated corporation; or
  an amalgamation, arrangement, reorganisation or any other transaction pursuant to which (i) the number of common shares of the Corporation, calculated immediately before the completion of one of these transactions, continues to represent (following conversion into voting shares of the resulting corporation) more than fifty percent (50%) of the votes of the resulting corporation following the completion of one of the aforementioned transactions and (ii) the directors of the Corporation, immediately preceding the completion of one of these transactions, will constitute a majority of directors of the resulting corporation;
  the sale, exchange or any other transfer (in one transaction or a series of related transactions) of all or an important part of the Corporation’s assets;
  a liquidation or dissolution of the Corporation approved by the shareholders;
  a change of the majority of the current directors of the Corporation approved by the Corporation’s shareholders, other than their replacement in the normal course of business;
  the combination of any of the foregoing transactions.

“Control” means and individual or corporation (i) which holds – or is the beneficial holder of – other than by way of security only, securities entitling to more than fifty percent (50%) of the maximum available votes to elect the directors of the Corporation or (ii) which securities entitle the right to vote which, if exercised, would enable such holder to elect the majority of the directors of the Corporation.

During the most recently completed financial year, the Corporation paid an amount of $130,000 in connection with the termination of Gaétan Mercier’s employment as CFO.

Director Compensation

Director Compensation Table

The following table sets forth information with respect to all amounts of compensation provided to the directors of the Corporation for the three (3) most recently completed financial years.

Name	Year	Fees earned	Share-based awards	Stock- option- based awards (3)	Non-equity incentive plan compensation	Pension value	All other compensation		Total
		($)	($)	($)	($)	($)	($)		($)
André Lemire	2009	34,750	-	24,665	-	-	-		59,415
	2008	33,500	-	35,737	-	-	-		69,237
	2007	1,000	-	107,833	-	-	20,000	(2)	128,833
Claude St-Jacques	2009	24,000	-	19,732	-	-	-		43,732
	2008	19,000	-	28,589	-	-	-		47,589
	2007	1,500	-	70,038	-	-	15,000	(2)	86,538
Mario Jacob	2009	30,000	-	19,732	-	-	-		49,732
	2008	24,000	-	28,589	-	-	-		52,589
	2007	2,000	-	70,038	-	-	15,000	(2)	87,038
Pierre Labbé	2009	26,250	-	60,529	-	-	-		86,779
	2008	-	-	-	-	-	-		-
	2007	-	-	-	-	-	-		-
Edmond Legaut (1)	2009	5,250	-	-	-	-	-		5,250
	2008	19,000	-	-	-	-	-		19,000
	2007	1,500	-	-	-	-	15,000	(2)	16,500
  Edmond Legault is not a director of the Corporation since June 17, 2008.
  Paid in connection with the closing of an arrangement on March 31, 2006 involving Goldcorp Inc, Virginia Gold Mines Inc. and the Corporation.
  Based on the closing price of the common shares on the Toronto Stock Exchange on February 27, 2009.

Plan Awards - Outstanding Share-Based Awards and Stock-Option-Based Awards

The following table sets forth information in respect of all share-based awards and stock-option-based awards outstanding at the end of the most recently completed financial year to the directors of the Corporation:

	Stock-Option-Based Awards				Share-Based Awards
Name	Number of securities underlying unexercised stock options	Stock option exercise price	Stock option expiry date	Value of unexercised in-the- money stock options(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
	(#)	($)		($)	(#)	($)
André Lemire	17,500	4.44	April 6, 2016	-	-	-
	17,500	3.89	July, 19, 2016	1,925	-	-
	5,000	4.27	January 16, 2017	-	-	-
	5,000	6.30	July 16, 2017	-	-	-
	5,000	7.06	January 14, 2018	-	-	-
	5,000	5.41	July 14, 2018	-	-	-
	5,000	3.21	January 15, 2019	3,950	-	-
Claude St-Jacques	11,000	4.44	April 6, 2016	-	-	-
	11,000	3.89	July, 19, 2016	1,210	-	-
	4,000	4.27	January 16, 2017	-	-	-
	4,000	6.30	July 16, 2017	-	-	-
	4,000	7.06	January 14, 2018	-	-	-
	4,000	5.41	July 14, 2018	-	-	-
	4,000	3.21	January 15, 2019	3,160	-	-
Mario Jacob	11,000	4.44	April 6, 2016	-	-	-
	11,000	3.89	July, 19, 2016	1,210	-	-
	4,000	4.27	January 16, 2017	-	-	-
	4,000	6.30	July 16, 2017	-	-	-
	4,000	7.06	January 14, 2018	-	-	-
	4,000	5.41	July 14, 2018	-	-	-
	4,000	3.21	January 15, 2019	3,160	-	-
Pierre Labbé	11,000	7.08	April 22, 2018	-	-	-
	4,000	5.41	July 14, 2018	-	-	-
	4,000	3.21	January 15, 2019	3,160	-	-
  Based on the closing price of the common shares on the Toronto Stock Exchange on February 27, 2009.

Plan Awards – Value Vested or Earned During the Most Recently Completed Financial Year

The following table presents information concerning value vested with respect to stock-option-based awards and share-based awards for the directors of the Corporation during the most recently completed financial year:

Name	Stock-option- based award Value vested during the year (1)	Share-based awards Value vested during the year	Non-equity incentive plan compensation Value earned during the year
	($)	($)	($)
André Lemire	-	-	-
Claude St-Jacques	-	-	-
Mario Jacob	-	-	-
Pierre Labbé	-	-	-
  Based on the closing price of the common shares on the Toronto Stock Exchange on February 27, 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

The following table sets out, as of the end of the most recently completed financial year, all required information with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights	Weighted-average exercise price of outstanding stock options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	1,726,500	4.86	1,218,678
Equity compensation plans not approved by securityholders	-	-	-

Stock Option Plan

The Stock Option Plan for the benefit of its directors, officers, employees and service providers is in place since February 17, 2006. The principal terms and conditions of the Plan are as follows:

  Currently, a maximum of 10% of the Corporation’s common shares issued and outstanding may be issued;
  The maximum number of common shares, which may be reserved for issuance in favour of a grantee, is limited to 5% of the shares issued and outstanding of the Corporation;
  The exercise price of stock options granted under the Plan must not be less than the closing price on the Toronto Stock Exchange at the closing of the markets the day preceding the grant. If no trades were registered the day before the grant, the closing price will be substituted by the average bid and asked quotations at the time;
  Stock options are granted for a maximum period of ten (10) years;
  The stock options are non assignable and non transferable;
  In the event of subdivision, consolidation, conversion or any other type of modification regarding the common shares, the number and exercise price of the common shares issuable under the Plan as well as the maximum number of common shares issuable under the Plan will be proportionally and equitably adjusted as determined by the Board; and
  Upon the retirement, resignation or termination of employment, the beneficiary’s stock options will expire ninety (90) days from the date of termination, subject to the stock options’ date of expiration. In the case of death, the stock options granted to the beneficiary will expire twelve (12) months following the date of death, subject to the stock options’ date of expiration.

Liability Insurance

The Corporation has subscribed an insurance policy covering civil liability of its directors and officers. The premium assigned to the Corporation amounts is $27,135.

The total amount of the insurance subscribed is $10,000,000 and covers globally the directors and officers. The deductible is $25,000 globally for each claim.

Performance Graph

The following graph and table illustrate the Corporation’s cumulative shareholder return based upon a $100 investment as at April 5, 2006 (the date on which the Corporation started trading on the TSX) and as at February 28, 2007, February 29, 2008 and February 28, 2009, compared to the cumulative shareholder return from a similar investment in the S&P/TSX Composite Index over the same period.

	April 5, 2006	February 28, 2007	February 29, 2008	February 28, 2009
Virginia	$100	$139	$159	$90
S&P/TSX	$100	$106	$110	$66

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

During the year ended February 28, 2009, the Corporation has not granted loans to any of its Officers or Executive Officers (including the NEOs), persons proposed for election as a Director, or any person related to such director or officer or persons proposed for election as a director.

APPOINTMENT OF AUDITORS AND AUTHORIZATION GIVEN
TO THE BOARD OF DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS

The auditors of the Corporation are PricewaterhouseCoopers, LLP, chartered accountants of Québec City, Québec.

The management proposes that PricewaterhouseCoopers, LLP, chartered accountants, be appointed as auditors of the Corporation for the financial year ending February 28, 2010, and that the Board be authorized to fix the remuneration of the auditors.

The persons designated in the accompanying proxy form will vote in favour of the appointment of PricewaterhouseCoopers, LLP, as auditors of the Corporation and that the Board be authorized to fix their remuneration, unless the shareholder specifies in the proxy form to withhold from voting.

AUDIT COMMITTEE

Charter and Composition of the Audit Committee

The Charter of the audit committee is attached to the annual information form of the Corporation for the year ended February 28, 2009.

The members of the audit committee of the Corporation are Pierre Labbé, André Lemire and Mario Jacob. All such members are financially literate and independent members of the audit committee, as such terms are defined in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”).

Audit Committee Oversight

At no time since the commencement of the Corporation’s last financial year was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s financial year ended February 28, 2009 has the Corporation relied on the exemption provided under section 2.4 of MI 52-110 (De minimis Non-audit Services) or an exemption from MI 52-110, in whole or in part, granted under Part 8 of MI 52-110 (Exemptions).

Pre-Approval Policies and Procedures

The audit committee of the Corporation has adopted specific policies and procedures for the engagement of non-audit services.

External Auditors Service Fees

The aggregate fees billed by the Corporation’s external auditors in each of the two (2) last fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
February 28, 2009	$102,380	$121,445	$2,750	-
February 29, 2008	$91,360	$117,314	$6,850	-

OTHER BUSINESS

The management does not foresee, as of today, any other matter subject to be brought before the Meeting.

ADDITIONAL INFORMATION

Additional financial information is provided in the financial statements of the Corporation, in the annual information form and in the management’s discussion and analysis of the financial condition for the year ended February 28, 2009, which are available on the Corporation’s web site (www.virginia.qc.ca) as well as on SEDAR (www.sedar.com).

Copies are also available by contacting the Corporation at:

116 St-Pierre Street, Suite 200
Québec, Québec G1K 4A7
Telephone: (418) 694-9832
Fascimile: (418) 694-9120
E-mail: mines@virginia.qc.ca

The Corporation may request the payment of reasonable fees is the requesting party is not a shareholder of the Corporation.

APPROVAL OF THE INFORMATION CIRCULAR

The Board of Directors of the Corporation has approved the contents and sending of this Circular.

Dated May 14, 2009

(s) André Gaumond

André Gaumond
President and Chief Executive Officer

SCHEDULE A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

With respect to Corporate Governance Practices, the Corporation is regulated by (i) Regulation 58-101 – Disclosure of Corporate Governance Practices (“Regulation 58-10”) and (ii) National Policy 58-201 – Corporate Governance Guidelines (“Policy 58-201”). Policy 58-201 sets out series of guidelines for effective Corporate Governance (the “Guidelines”) addressing topics such as the constitution of the Board of Directors, the mandate of the Board of Directors, orientation and continuing education together with regular assessments of the Board of Directors.

The Board of Directors has approved the Guidelines and intends to regularly address all issues regarding Corporate governance to provide the Corporation with the highest standards.

The Corporation has implemented (i) a board of directors mandate; (ii) a compensation committee charter; (iii) an audit committee charter; (iv) an ethical business conduct; (v) a denunciation policy; (vi) a disclosure policy and (vii) a human resources policy.

The Board of Directors

An “independent director” is a director who has no direct or indirect material relationship with the Corporation. A “material relationship” is defined as a relationship which could, in the view of the Board of Directors, be reasonably expected to interfere with such member’s independent judgement.

The Board of Directors of the Corporation is currently comprised of five (5) members, a majority of whom are “independent directors”. The independent directors are André Lemire, Mario Jacob and Pierre Labbé. André Gaumond is the President and Chief Executive Officer of the Corporation and consequently, is not independent.

Currently, the directors listed below serve as directors of the following reporting issuers:

André Gaumond	Virginia Mines Inc. Detour Gold Corporation
André Lemire	Virginia Mines Inc.
Claude St-Jacques	Virginia Mines Inc. Société d’exploration minière Vior Inc.
Mario Jacob	Virginia Mines Inc. CJL Capital Inc. Capital MLB Inc. Opsens Inc. Corporation Power Tech Inc. Ressources Cartier Inc.
Pierre Labbé	Virginia Mines Inc. Advitech Inc.

The Chairman of the Board, André Lemire, is an independent director.

From the beginning of fiscal year 2009 to the date of this Information Circular, the Corporation has held four (4) directors’ meetings on May 20, 2008, June 18, 2008, November 20, 2008 and January 13, 2009. All directors attended all meetings.

At the end of each regularly scheduled meeting of the Board of Directors, the independent members of the Board are afforded the opportunity to meet with non-independent directors and management. From the beginning of fiscal year 2009 to the date of this Circular, no formal meeting has been held. However, the Board of Directors, is of the view that given its size, the nature of the Corporation’s activities and the experience of each of the members of the Board, the presence of the non-independent Directors at Board of directors meetings, those not prevent the independent directors from engaging in open and candid discussion regarding any issues that may come before the Board.

Board of Directors Mandate

The Board of Directors Mandate is attached as Schedule B. It is available on SEDAR at www.sedar.com. The mandate of the Board is to contribute, together with management and for the benefit of the shareholders, to build a strong and healthy business. It thus must, together with management, participate to the establishment of the long-term, strategic planning and risk management.

Position Description

The Board has established a written position description for the President and Chief Executive Officer.

The Chairman of the Board (i) is responsible for building a strong, effective, balanced and representative Board; (ii) is responsible for the effective performance of the Board Committees; (iii) assists the President and CEO in Board meetings by facilitating the communication between the members and ensuring that all opinions are heard in order to promote good decision-making; (iv) ensures that the minutes of the meetings reflect the discussions and exchanges that took place; (v) is regularly in contact with the President and CEO in order to promote a healthy dialogue, and (vi) ensures that the Board assesses annually its effectiveness.

The business objectives that the President and Chief Executive Officer must reach with the other members of the management are determined in conjunction with a corporate strategy and a pre-approved budget by the Board. The corporate objectives of the President and CEO and of the other members of Management are determined by a corporate strategy and a budget approved annually by the Board. More specifically, the President and CEO (i) reports regularly to the Board on the progress made on properties (ii) maintains high-quality relationships with the partners; (iii) revises the Corporation’s press releases before publication; (iv) supervises the drafting of the proxy solicitation circular and Management’s Discussion and Analysis, and (v) works closely with the Executive Secretary and the Investors Relations Manager, negotiates agreements with the partners, ensures the proper functioning of the Corporation and its operations, ensures that the Corporation accesses to financing, if needed, and promotes the operations and the growth of the Corporation.

Orientation and Continuing Education

The Board confirms that each new candidate has the capacities, expertise, availability and knowledge required in order to duly fulfill his functions. Presentation and necessary documents regarding activities, business and internal structure of the Corporation are provided to the new directors. The new directors can quickly familiarize themselves with the business of the Corporation through meetings with the board and discussions with members of the board or the management. The Board does not formally provide continuing education to its directors. The directors are experienced members, including three (3) directors who are directors and officers of other issuers in the mining sector. The Board releases a professional assistance when judged necessary in order to be educated or updated on a particular topic.

Ethical Business Conduct

The Board has adopted a written code of business conduct (the “Code”) for the Corporation’s directors, officers and employees that sets out the Board’s expectations for the conduct of such persons in their dealings on behalf of the Corporation. The Board has established confidential reporting procedures in order to encourage employees, directors and officers to raise concerns regarding matters addressed by the Code on a confidential basis. Employees who violate the Code may face disciplinary actions, including dismissal.

The Code makes it the responsibility of every director, officer and employee of the Corporation to understand the Code. Any such person who becomes aware of a violation of the Code must report such knowledge to an officer.

In addition, in order to ensure independent judgement in considering transactions or agreements in which a director or officer has a material interest, all such agreements that are related to compensation are addressed through the compensation committee, being comprised solely of independent directors. Management and directors are mandated to bring any other related party transactions to the attention of the Board, with affected director abstaining from any vote.

Directors, officers and employees are required to read and be familiar with the Code. The Board relies on these individuals to report their superior any suspected violation of the Code. Known or suspected illegal or unethical behaviour reported must be submitted to determine whether an investigation is required. If a person is uncomfortable reporting suspected violations to their immediate supervisor, the persons may report matters to the Corporation’s outside counsel.

A copy of the Code may be obtained at mines@virginia.qc.ca or on SEDAR at www.sedar.com.

Nomination of Directors

Currently, the Corporation does not have any formal mechanism to select new directors. The Board does not have a nominating committee. This role is assumed by the compensation committee. The independent directors play a predominant role in the nomination process. When deemed expedient or necessary, the members of the Board or the President suggests nominees to the compensation committee in order to fill vacancies within the Board. If a candidate is seconded by the compensation committee, it is submitted for discussion and, as the case may be, approved by the Board. The compensation committee is currently comprised of Mario Jacob, Chairman of the committee, André Lemire and Claude St-Jacques.

Compensation

The compensation committee assists the Board in discharging its responsibilities regarding the annual compensation of the executive officers so that it is comparable to the compensation paid elsewhere for similar positions and responsibilities, and for comparable performance with other companies having similar activities as those of the Corporation.

The committee reviews, discusses and approves the annual compensation of the executive officers. Recommendations on compensation are submitted annually to the compensation committee by the Chief Executive Officer.

Other Committees of the Board

The audit committee is currently comprised of Pierre Labbé as President, André Lemire and Mario Jacob. It supervises the process surrounding the preparation of the financial statements and internal controls, and consults with management and independent auditors on issues relating to the annual audit, public financial statements, accounting principals and applied auditing principles. The committee also assesses the independence of the auditors and presents to the Board its recommendations for the nomination of auditors. The audit committee may directly communicate with the internal and external auditors of the Corporation, allowing it to study specific issues

Assessment

The Board as a whole is responsible for assessing on an ongoing basis the performance and contribution of each of the members of the Board on an individual basis and performance and effectiveness of the Board generally and of each of its committees.

The Corporation has evaluation grids that each member of the Board and of each committees must complete annually in order to assess the performance and personal contribution of each such members of the Board and committees. Such grids also permit to assess the effectiveness of the Board and committees as a whole.

SCHEDULE B

CHARTER AND MANDATE OF THE BOARD OF DIRECTORS

1. Objectives and General Mandates

The objective of the Board is to contribute, together with management and on behalf of the shareholders, to build a strong, healthy and competing company which maximizes the value for the shareholders. It thus must, together with management, take part in the development of the policies and objectives of the Corporation, in strategic planning and risk management for the long term.

By accepting this mandate, the director is deemed to have accepted the following rules:

  To show his/her integrity and his/her ethics at all times in the performance of his/her duties.
  To regularly attend Board meetings and to attend the annual general meeting of the shareholders.
  To immediately disclose any conflict of interest with the Corporation.
  To be available when required by the Board or management of the Corporation.
  To be prepared for Board meetings and its committees by reviewing all of the documents transmitted before the meeting and by carrying out research or by asking questions, if necessary.
  To actively participate during the meetings.

2. Powers

The Board exerts all the powers of the Corporation, except those which the law expressly reserves for the shareholders. In the absence of the approval of the shareholders, the directors can dispose of the property of the Corporation, even for substantial sums, insofar as such transactions are carried out in the best interest of the Corporation. The directors establish the powers of the officers and the representatives of the Corporation. The directors can delegate all of their powers to them. The officers and the representatives must, in the execution of their mandate, act in the best interest of the Corporation and within the limits of their respective mandates. The directors may also authorize any other person to sign and deliver in the name of the Corporation all contracts, documents or written acts. The directors may allow that the contracts, documents or written acts carry a mechanically reproduced signature.

3. Organization

Members

3.1	The precise number of directors has been established by the Board between a minimum number of three (3) and the maximum indicated in the statutes.
3.2	The majority of the members must be independent of management.
3.3	Subject to the statutes, it is not necessary to be a shareholder in order to be a director of the Corporation. However, the majority of the members of the Board must consist of Canadian residents.

3.4

The directors are elected by the shareholders at each general meeting or, if necessary, at a special meeting convened for this purpose. A director remains in office until the next annual meeting of the shareholders following his/her nomination or until his/her successor is elected or named. The term of office of the members is generally of one (1) year and when the mandate has ended, it is renewable, unless contrary indication or resignation.

3.5	The mandate of a director shall end at the time of his/her death, his/her resignation, the revocation of his/her mandate or by one of the causes of extinction common to obligations provided by law. The mandate of a director shall also end in the event of bankruptcy.
3.6	Subject to the provisions of the law and contrary provisions in the statutes, the directors can, if there is a quorum, fill the vacancies of the Board. The director named to fill the vacancy shall continue the part of the mandate not yet expired by his predecessor and remain in office until his/her successor is elected or named.
3.7	The directors can fix their own compensation. However, the Board has decided that the directors can receive compensation by way of a stock option scheme. This compensation is added, in the absence of contrary provisions, to any compensation which is paid to them for another position or employment within the Corporation. A director can receive advances and has the right to be refunded for all the expenses incurred while he/she was a member of the Board or during the execution of his/her mandate.
3.8	De facto director
Acts of a director or of a person acting in the capacity of a director are valid and cannot be annulled for reason that the latter was inept, that his/her designation was irregular or that a list of the directors or a notice of change of directors registered with the Federal Director is incomplete, irregular or erroneous. The act made by a person no longer acting as a director is valid unless a written notice was sent or given to the Board or a notice indicating that this person is no longer a director of the Corporation was registered in the minute book of the Corporation.

4.	Role and Responsibilities
4.1	The primary responsibility of the Board is to name the chief executive officer, to evaluate his/her performance and, if necessary, to relieve him/her of his/her office. The Board can also name or relieve any qualified person acting as president, vice-president, chief financial officer and can also provide assistants for these officers. Moreover, the Board can create any other office and name, to represent the Corporation and to exert the functions which they deem necessary, qualified people whether they are or not shareholders of the Corporation.
4.2	To ensure, to the extent possible by means of informal meetings with top management, that the chief executive officer and the other members of top management have integrity and create a culture of integrity in the whole of the organization.
4.3	To plan the relief of directors and notably to choose the new members of the Board on recommendation of the compensation and relief committee and to name the members of the Board annually and to ensure the follow-up and the evaluation of their performance.
4.4	To approve the compensation of the members of top management following the recommendation of the compensation and relief committee.

4.5

To discuss and, where applicable, to approve the strategic planning process, to determine the principal risks related to the Corporation, the strategic alliances, the partnership agreements, the acquisitions and the provisions and all programs relating to exploration, exploitation and annual immobilization. To ensure the follow-up of the performance relating to these processes and these programs and to oversee the setting up of suitable risk management systems.

4.6	To discuss and, where applicable, to approve policies and integrity processes of the Corporation’s internal control and business matters.
4.7	To ensure an adequate policy of verification and dissemination of financial and public communication.
4.8	To receive, establish and recommend, where applicable, to management the measures suggested by the various subcommittees of the Board.
4.9	To ensure the verification of the independence of directors, if they are connected or not to the Corporation.
4.10

The directors can appoint among them a chairman of the board of the Corporation. Such chairman must be a Canadian resident. He/she must manage the affairs of the Corporation within his powers as determined by the directors. He/she must regularly provide an account of his administration to the directors. His/her functions shall end at the time of his/her death, resignation, revocation, replacement or inability to act as director or when he/she ceases to act as a director.

4.11	The directors determine the date, time and place of the annual general and special meetings of the shareholders if the meeting is not held at the registered office of the Corporation.
5.	Board of Directors Meetings
5.1

Convocation of the Meeting

The president, any vice-president, the secretary or any director can convene a Board meeting. These meetings must be convened by means of a written notice sent to each director, at his/her known address, at least two (2) juridical days preceding the date fixed for the meeting. A Board meeting can be convened by any means at least three (3) hours before the meeting by one of the people having the capacity to convene a board meeting, if, according to the opinion of this person, it is urgent that a meeting be held.

5.2

Content of the Notice of Convocation

A notice of convocation to a Board meeting, even if it is desirable, need not specify the subject or the agenda of the meeting but it must state the questions relating to the meeting.

5.3

Each year, immediately following the annual meeting of the shareholders, a Board meeting is held made up of the newly elected or re-elected directors and forming a quorum for purposes of naming the officers and other representatives of the Corporation, and to deal with any question, which may be raised. This meeting takes place without notice of convocation, unless a question relating to the reserved questions must be settled. Moreover, a written resolution signed unanimously by the directors can name the officers and other representatives of the Corporation in lieu of a meeting.

5.4	If deemed necessary, the Board can invite other people to attend its meetings.
5.5

Frequency and Place of Meetings

The Board shall meet at least once a year and the meetings will generally be held at the registered office of the Corporation or any other place, in Canada or elsewhere, decided by the directors and could be held, if necessary, by telephone.

5.6	Short minutes of each meeting must be drawn up.
5.7

Renunciation of the Notice

Any director can give up his/her right to receive a notice of convocation, as well as any change in such notice or in the time limit indicated therein. Such renunciation can validly be given before, during or after the meeting concerned. The presence of a director at the meeting is equivalent to a renunciation, except if he/she declares that he/she is attending the meeting specifically to oppose the deliberations by invoking, among other things, the fact that the meeting was not regularly convened. The signing of a written resolution taking the place of a meeting is also equivalent to a renunciation of the notice of convocation as well as the holding of a true meeting.

5.8	Quorum Subject to the statutes or by-laws, the quorum for a Board meeting is fixed by a majority of the directors holding office. The quorum must be composed of a majority of Canadian residents.
5.9

Vote

All questions submitted to the Board must be decided by the majority of the directors present and voting. All directors have the right to one vote and the vote is taken by a show of hands, unless the chairman of the meeting or a director present requests a poll vote. A vote by proxy is not permitted for board of director meetings. The chairman of the meeting does not have a preponderant vote in the event of equality of votes.

5.10

Adjournment of the Meeting

The chairman of a Board meeting can, with the consent of the majority of directors present, adjourn the meeting to another place, another date and another time without being required to deliver a new notice of convocation to the directors. At the time of the continuation of the meeting, the directors can validly deliberate on all questions not settled during the initial meeting, provided that there is a quorum. The directors constituting the quorum during the initial meeting are not required to constitute the quorum at the time of the continuation of that meeting.

5.11

Resolutions in Lieu of Meetings

The written resolutions, signed by all of the directors able to vote during the Board meetings, have the same value as if they had been adopted during these meetings. A copy of each one of these resolutions must be inserted in the minute books of the Board.

5.12

Meetings via Technical Measures

One, several, or all of the directors can, with the consent of all of the other directors of the Corporation, take part in a Board meeting using technical measures, such as the telephone, allowing them to communicate with the other directors or people present at the meeting. These directors are, in such case, presumed to have attended the meeting, which is also presumed to have been held in Canada. The meeting is also presumed to consist of a majority of Canadian residents if the majority of the directors present or participating in person or using technical measures is made up of Canadian residents. The secretary takes the minutes of these meetings. The declaration on behalf of the chairman or the secretary to the effect that a director took part in the meeting is proof until contrary proof is presented. In the event of severance of communication with one or more directors, the meeting remains valid if the quorum is maintained.

5.13

Validity

The decisions made at a Board meeting are valid, notwithstanding the later discovery of the irregularity of the election or the nomination of one or more of the directors or their inability to be a director.

6.

Conflict of Interest and Disclosure

The directors and officers of the Corporation must disclose to the Corporation any conflict of interest, in accordance with the law. Every director is presumed, by the acceptance of his/her mandate, to have delivered to the Corporation a general notice to the Corporation according to which he/she has an interest relating to his/her remuneration, compensation, indemnification and any related insurance.

7.

Relations between the Board of Directors and Top Management

In the performance of its duties, the Board must ensure that its relationships with top management are professional and constructive. It must therefore work in close collaboration with the chief executive officer to ensure that, in conducting the Board meetings, sufficient time is reserved for pertinent questions and to ensure that a healthy governance culture is maintained within the Corporation.